Exhibit 10.4

EXECUTION COPY

SUBSCRIPTION AGREEMENT

between

SAVINGS BANK OF THE RUSSIAN FEDERATION

as Subscriber

and

YANDEX N.V.

as Company

7 September 2009

INDEX

Clause		Page

1	Definitions and interpretation	1
2	Subscription	2
3	Completion	2
4	Representations and warranties	3
5	Required Transfer; Voting Arrangements	3
6	Company Undertaking	5
7	Miscellaneous	5
8	Notices	6
9	Counterparts	6
10	Governing law and Jurisdiction	6

Schedules

1	Deed of Issue of Shares
2	Current Articles of Association

SUBSCRIPTION AGREEMENT

THIS AGREEMENT (the “Agreement”) is made on the 7 day of September 2009 by and between:

(1)                                  SAVINGS BANK OF THE RUSSIAN FEDERATION, an open joint stock company, organised and existing under the laws of the Russian Federation, located at 19 Vavilova St., 117997 Moscow, Russia (Russian Federation) and registered with the Unified State Register of Legal Entities under number 1027700132195, hereinafter referred to as the “Subscriber”; and

(2)                                  YANDEX N.V., a public limited liability company (naamloze vennootschap), incorporated under the laws of The Netherlands, having its corporate seat (statutaire zetel) in ‘s-Gravenhage, The Netherlands, and its place of business at Laan Copes van Cattenburch 52, 2585 GB ‘s-Gravenhage, The Netherlands and registered with the Commercial Register under number 27265167, hereinafter referred to as the “Company”.

Each of the parties above under (1) and (2) shall hereinafter also be referred to as “Party” and jointly as “Parties”.

WHEREAS:

(A)                              The Company has agreed to issue the Priority Share (as defined hereinafter) to the Subscriber on the terms and subject to the conditions of this Agreement;

(B)                                The Subscriber has agreed to subscribe for the Priority Share on the terms and subject to the conditions of this Agreement;

THE PARTIES HAVE AGREED AS FOLLOWS:

1                                          Definitions and interpretation

1.1                                 In this Agreement the following expressions shall have the following meanings namely:

“Articles of Association” means the articles of association of the Company, as amended from time to time;

“Board of Directors” means the board of managing directors (bestuurders) of the Company;

“Completion” means completion of the subscription for and issue of the Priority Share in accordance with this Agreement;

“Completion Date” means the date on which Completion takes place as determined pursuant to Clause 3;

“Deed of Issue” means the notarial deed of issue of the Priority Share, substantially in the form attached hereto as Schedule 1;

“Notary” means any civil law notary of Van Doorne N.V. in Amsterdam;

“Priority Share” means the priority share in the capital of the Company, with a nominal value of one euro (EUR 1); and

“Subscription Price” has the meaning set out in Clause 2.2.

1.2                                 In this Agreement, clause headings are inserted for convenience purposes only and shall not affect the construction of this Agreement.

1.3                                 Unless the context requires otherwise, words denoting the singular number shall include the plural and vice versa and words purporting to denote persons shall include companies, corporations, firms and partnerships and references to any Party shall include that Party’s successor(s) and permitted transferees and assignees.

2                                          Subscription

2.1                                 Subject to the terms of this Agreement, the Subscriber hereby agrees to subscribe for, and the Company agrees to issue to the Subscriber, the Priority Share.

2.2                                 The Subscription Price of the Priority Share is one euro (EUR 1), being the nominal value of the Priority Share which shall be paid by the Subscriber to the Company within five (5) days of the date of this Agreement.

2.3                                 The Subscriber acknowledges and agrees that the Priority Share shall be subject to the rights and obligations thereof, as included in the Articles of Association.

3                                          Completion

3.1                                 Completion shall take place at the Notary’s office (or such other place as the parties may agree) on or about 14 September 2009.

3.2                                 At Completion the following shall take place:

3.2.1                        subject to the terms and conditions of this Agreement, the Company shall issue the Priority Share to the Subscriber by means of the execution of the Deed of Issue; and

3.2.2                        the Company shall record (a) the issue of the Priority Share and (b) the Subscriber as the holder of the Priority Share in the Company’s shareholders’ register and (c) shall provide the Subscriber with an excerpt of the Company’s shareholders’ register evidencing that the Subscriber is the holder of the Priority Share immediately upon the execution of the Deed of Issue.

4                                          Representations and warranties

4.1                                 The Company hereby represents and warrants to the Subscriber that:

4.1.1                        it is a limited liability company (naamloze vennootschap), duly incorporated and validly existing under the laws of The Netherlands;

4.1.2                        at Completion the Priority Share will be duly authorised and will be validly issued;

4.1.3                        the Priority Share has not been transferred or made subject to an encumbrance in advance, nor has any such transfer or encumbrance been agreed upon in advance;

4.1.4                        there are no outstanding options or rights under which third parties could demand the sale, transfer and/or encumbrance of the Priority Share, by conversion or otherwise, except as contemplated by this Agreement; and

4.1.5                        the Articles of Association in effect at Completion are in the form attached hereto as Schedule 2.

4.2                                 The Subscriber hereby represents and warrants to the Company that:

4.2.1                        it is an open joint-stock company, duly organised and existing under the laws of the Russian Federation;

4.2.2                        it is, directly controlled by the Central Bank of the Russian Federation which is controlled by the Russian Federation; and

4.2.3                        as of Completion, it does not hold a significant direct or indirect interest in, or a position of control over, an entity or business that is in direct competition with the Company or any of its subsidiaries in the internet, technology or media businesses.

5                                          Required Transfer; Voting Arrangements

5.1                                 The Subscriber acknowledges and agrees that the Priority Share must at all times be held by a holder that is directly or indirectly controlled by the Central Bank of the Russian Federation or the Government of the Russian Federation.

5.2                                 In the event that the Subscriber (a) ceases to be, directly or indirectly, controlled by the Central Bank of the Russian Federation or the Government of the Russian Federation, or (b) is declared bankrupt or is subject to insolvency proceedings:

5.2.1                        at any time prior to the Completion Date, the Subscriber acknowledges and agrees that this Agreement terminates with immediate effect; and

5.2.2                        at any time after the Completion Date, the Subscriber agrees and undertakes to forthwith offer the Priority Share to the Board of Directors.

5.3                                 Upon the Priority Share being offered pursuant to Clause 5.2.2, the Board of Directors is:

5.3.1                        authorized to nominate a purchaser that (a) is, directly or indirectly, controlled by the Government of the Russian Federation, (b) does not hold a significant direct or indirect interest in, or a position of control over, an entity or business that is in direct competition with the Company or any of its subsidiaries in the internet, technology or media businesses, and (c) is willing to buy the Priority Share from the Subscriber for payment in cash of the nominal value thereof; and

5.3.2                        authorized to nominate the Company to buy and acquire the Priority Share from the Subscriber for payment in cash of the nominal value thereof, if (a) the Board of Director fails to nominate a purchaser in accordance with Clause 5.3.1 within 3 months from the date of the offer pursuant to Clause 5.2.2 or if (b) the purchaser nominated by the Board of Directors in accordance with Clause 5.3.1 fails to accept and acquire the Priority Share within 3 months from the date of the offer pursuant to Clause 5.2.2.

5.4                                 In the event that the Subscriber acquires a controlling direct or indirect interest in, or a position of control over, an entity or business that is in direct competition with the Company or any of its subsidiaries in the internet, technology or media businesses (a “Competitive Holding”):

5.4.1                        the Subscriber agrees and undertakes to promptly notify the Board of Directors in writing of such Competitive Holding, including such details regarding the size and nature of such Competitive Holding as the Board of Directors may reasonably request;

5.4.2                        if the Board of Directors determines that such Competitive Holding represents a conflict of interest with respect to the Subscriber’s position as the holder of the Priority Share, the Subscriber and the Company agree that they will use their best efforts to select a mutually agreeable successor holder of the Priority Share within three months following the date of the notice required by Clause 5.4.1;

5.4.3                        in the event that the Subscriber and the Company are able to select a mutually agreeable successor holder, the Subscriber agrees and undertakes to offer the Priority Share to such proposed successor holder for payment in cash of the nominal value thereof.

5.5                                 The Subscriber agrees and undertakes to forthwith sell and transfer the Priority Share to the Company or the purchaser nominated by the Board of Directors pursuant to Clause 5.3, or the successor holder identified pursuant to Clause 5.4 (if any), as the case may be, including without limitation by executing a Dutch notarial deed of sale and transfer.

5.6                                 The Board of Directors may at any time request that the Subscriber confirms in writing (a) that it is, directly or indirectly, controlled by the Central Bank of the Russian Federation; and (b) that the Subscriber does not hold a Competitive Holding; and the Subscriber agrees to respond to any such request.

5.7                                 Except as provided herein, the Subscriber hereby agrees that it shall not effect or permit any direct or indirect sale, assignment, transfer under general or specific title (algemene of bijzondere titel), conveyance, grant of any form of security interest in, or other transfer or disposition of the Priority Share or any legal or beneficial interest therein, whether or not for value and whether voluntary or involuntary or by operation of law. The Subscriber hereby further agrees that it will not (a) transfer, or enter into a binding agreement with respect to, voting control over the Priority Share by proxy or otherwise, (b) pledge the Priority Share or any interest therein, or (c) encumber the Priority Share with usufruct.

6                                          Company Undertaking

In the event that any Excess Shares (as defined in the Articles of Association) are offered (or deemed to be offered) to the Board of Directors pursuant to Article 4C of the Articles of Association, and the Board of Directors does not complete a sale of such Excess Shares to one or more parties, or into the public market, pursuant to paragraph 8 of Article 4C, the Company hereby agrees that it shall itself purchase such Excess Shares pursuant to such Article 4C, subject to the availability of distributable reserves and available cash and to the provisions of the Articles of Association. For the avoidance of doubt, the Board or Directors may, pursuant to such paragraph 8 and in its discretion, nominate the Company to purchase such Excess Shares without first seeking to identify one or more potential third-party purchasers. References herein to paragraphs and articles of the Articles of Association shall be deemed to refer to such paragraphs and articles as the same may be renumbered or re-designated from time to time.

7                                          Miscellaneous

7.1                                 Each Party shall pay its own costs (including fees charged to it by third-parties) of and incidental to the negotiation, preparation, execution and implementation by it of this Agreement and of all other documents referred to in it.

7.2                                 No Party may assign or transfer or purport to assign or transfer any of its rights or obligations under this Agreement to any person, without the prior written consent of the other Party.

7.3                                 No change or amendment of this Agreement shall be valid unless it is in writing and signed by or on behalf of each of the Parties.

7.4                                 If any provision of this Agreement be or become invalid, void or unenforceable, all remaining provisions and terms hereof shall remain in full force and effect and the Parties will negotiate in good faith to replace the invalid, void or unenforceable provision with a valid and enforceable provision that reflects as nearly as possible the intention of the Parties as referred in the provision thus replaced.

7.5                                 This Agreement contains all of the agreements between the parties with respect to the subject matter and supersedes all earlier written and/or oral agreements in respect thereof.

7.6                                 To the fullest extent permitted by Dutch law, the Parties waive their right to dissolve (ontbinden) or annul (vernietigen), or to demand dissolution or annulment (in rechte ontbinding of vernietiging vorderen) of this Agreement, in whole or in part, after Completion.

8                                          Notices

8.1                                 Any notice or other communication under or in connection with this Agreement shall be in writing and shall be delivered personally, by courier or by registered post, to the Party due to receive the notice or communication at its address set out in this Agreement or such other address as any Party may specify by notice in writing to the other Party. Notices to the Company shall be copied to OOO Yandex, 1, bld. 21 Samokatnaya St., Moscow, Russia 111033, attention: Legal Director.

8.2                                 In the absence of evidence of earlier receipt, notices, announcements, summons and/or communications pursuant to this Agreement shall be deemed to have been received at the following moments:

8.2.1                        if sent by registered letter: at the date of delivery evidenced by the return receipt;

8.2.2                        if sent by courier: at the date of delivery by the courier to the addressee; and

8.2.3                        if delivered personally: when left at the address referred to in this Agreement.

9                                          Counterparts

This Agreement may be executed in any number of counterparts, each of which when executed shall be an original, but all the counterparts together shall constitute one and the same instrument.

10                                    Governing law and Jurisdiction

10.1                           This Agreement shall be governed by and construed in accordance with the laws of The Netherlands.

10.2                           Each of the Parties agrees that the Courts of Amsterdam, The Netherlands, shall have exclusive jurisdiction to hear and determine any suit, action and proceeding and to settle any disputes which may arise out of or in connection with this Agreement, and for such purposes irrevocably submits to the exclusive jurisdiction of the Courts of Amsterdam.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date and year first above written.

SAVINGS BANK
OF THE RUSSIAN FEDERATION	YANDEX N.V.

/s/ Arkady Y. Volozh
By: Arkady Y. Volozh
Title: EXECUTIVE DIRECTOR

Laan Copes van Cattenburgh 52 2585 GB The Hague The Netherlands Account No. 66.23.03.938 IBAN NLO3 INGB 0662 3039 38

at ING Bank N.V. Amstelveenseweg 500 1081 KL Amsterdam The Netherlands Swfit No. INGBNL2A

SCHEDULE 1

(draft Deed of Issue of Shares)

ISSUE OF ONE (1) PRIORITY SHARE IN THE CAPITAL OF YANDEX N.V.

On the [•] day of [•] two thousand and nine, appeared before me, Daan ter Braak, civil-law notary in the city of Amsterdam:

1.                                       [•], with office address at Jachthavenweg 121, 1081 KM Amsterdam, in this respect acting as written proxy of:

JSC “Savings Bank of the Russian Federation”, an Open Joint Stock Company incorporated and existing in accordance with the laws of the Russian Federation, with legal address at 117997, Moscow, Vavilova, 19, having its General Banking License, issued by the Central Bank of the Russian Federation (Bank of Russia) on October 3, 2002 No 1481, registered in the Joint Governmental Register of legal entities under # 1027700132195, hereinafter referred to as: the “Participant”;

2.                                       [•], acting as individually authorised managing director of Aufisco B.V., a private company with limited liability (besloten vennootschap), having its registered office in The Hague (the Netherlands), and its business office at Laan Copes van Cattenburch 52, 2585 GB The Hague (the Netherlands), registered with the Trade Register of the Chamber of Commerce under number: 27128025, in this respect acting as written proxy of:

YANDEX N.V., a company limited by shares (naamloze vennootschap), having its registered office in The Hague (the Netherlands), and its business office at Laan Copes van Cattenburch 52, 2585 GB The Hague (the Netherlands), registered with the Trade Register of the Chamber of Commerce under number: 27265167, hereinafter referred to as: the “Company”.

The appearers, acting in their aforementioned capacities, considers that the Shareholders and the Company have agreed as follows:

•                                          according to article 7 paragraph 1 of the articles of association of the Company the general meeting of shareholders is authorized to resolve to issue priority shares in the capital of the Company;

•                                          the general meeting of shareholders of the Company has not delegated its authority to issue priority shares in the capital of the Company to another corporate body of the Company;

•                                          according to article 8 paragraph 1 of the articles of association of the Company, no rights of pre-emption shall apply in respect of the issuance of priority shares;

•                                          the Participant is a party who is specifically nominated by the board of directors, according to article 4D paragraph 1 of the articles of association of the Company;

•                                          the general meeting of shareholders of the Company has resolved on the sixth day of August two thousand and nine, to issue one priority share (1) in the capital of the Company, with a nominal value of one euro (EUR 1), numbered P1, hereinafter referred to as: the “Priority Share”, to the Participant;

•                                          the Company and the Participant on the [•] day of [•] two thousand and nine entered into an agreement, hereinafter referred to as: the “Subscription Agreement”, which further determines the terms and conditions of the issue of the Priority Share between the Company and the Participant;

•                                          a copy of the shareholders’ resolution, the minutes of the meeting of the board of directors and the Subscription Agreement are attached to this deed as Annex;

•                                          the Company and the Participant wish to hereby realise the issue of the Priority Share, such under the terms and conditions of the Subscription Agreement and the conditions to be stated below.

Issue.

Article 1.

The Company hereby issues the Priority Share to the Participant, who accepts the same from the Company, such subject to the provisions set out in this deed.

Price. Payment.

Article 2.

1.                                       The Participant and the Company agreed that the Participant shall pay an amount of one euro (EUR 1) as payment on the Priority Share.

2.                                       The Participant has fulfilled its obligation to pay up the Priority Share by payment in cash of an amount of one euro (EUR 1). The Company hereby releases the Participant from its obligation to pay up the Priority Share.

Warranties.

Article 3.

The Company warrants towards the Participant that, at this time, the following is correct:

a.                                       the entire issued and paid-up share capital of the Company consists, up to the date of the present issue of:

thirty million two hundred seventy thousand one hundred one euro and forty- eight eurocents (EUR 30,270,101.48), divided into:

•                                          twenty-seven million seven hundred twenty-eight thousand eleven (27,728,011) Class A Ordinary Shares of one eurocent (EUR 0.01) each;

•                                          two hundred seventy-six million sixty-two thousand one hundred seventy- five

(276,062,157) Class B Ordinary Shares of ten eurocents (EUR 0.10) each; and

•                                          twenty-six million five hundred thirty-seven thousand sixty-three (26,537,063) Class C Ordinary Shares of nine eurocents (EUR 0.09) each;

b.                                      the authorized capital of the Company amounts to one hundred two million eight hundred ninety-five thousand nine hundred twenty-one euro and forty eurocents (EUR 102,895,921.40), divided into one (1) Priority Share, with a nominal value of one euro (EUR 1.00) and five billion one hundred forty-four million seven hundred ninety-six thousand twenty (5,144,796,020) Ordinary Shares of which are:

•                                          four billion five hundred thirty-nine million five hundred twenty-five thousand nine hundred (4,539,525,900) Class A Ordinary Shares, each Class A Ordinary Share with a par value of one eurocent (EUR 0.01);

•                                          three hundred two million six hundred thirty-five thousand sixty (302,635,060) Class B Ordinary Shares, each Class B Ordinary Share with a nominal value of ten eurocents (EUR 0.10); and

•                                          three hundred two million six hundred thirty-five thousand sixty (302,635,060) Class C Ordinary Shares, each Class C Ordinary Share with a nominal value of nine eurocents (EUR 0.09).

c.                                       the resolution to issue has been realised in compliance with the applicable legal provisions and the provisions set forth in the articles of association of the Company;

d.                                      the shareholders’ register of the company is completely up-to-date.

Entitlement to dividend.

Article 4.

As from the date hereof, the Priority Share and all rights and obligations attached thereto shall be for the account and at the risk of the Participant.

Final provision.

Finally, the Company has declared that it shall register the above-mentioned issue in the shareholders’ register of the Company.

The appearers are known to me, civil-law notary.

THIS DEED, drawn up to be kept in the civil-law notary’s custody was executed in Amsterdam on the date first above written.

The contents of this instrument were given and explained to the appearers. They then declared that they had timely noted and approved the contents and did not want a full reading thereof. Thereupon, after limited reading, this instrument was signed by the appearers and by me, civil-law notary.

SCHEDULE 2
(current Articles of Association)